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                                                                    Exhibit a(2)

                         CITIFUNDS TAX FREE INCOME TRUST

                              FORM OF AMENDMENT TO
                    AMENDED AND RESTATED DECLARATION OF TRUST

         The undersigned, constituting a majority of the Trustees of CitiFunds Tax Free Income Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to a Declaration of Trust dated May 27, 1986, as amended (the "Declaration"), do hereby amend Section 1.1 of the Declaration by deleting Section 1.1 by deleting Section 1.1 in its entirety and replacing it with the following:

         Section 1.1. Name. The name of the trust created hereby is "CitiFunds Income Trust."

         IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Trust (which may be on one or more separate counterparts) as of the _____ day of _____________, 20___.